Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

__________

RENTRAK CORPORATION

(Exact name of registrant as specified in its charter)

Oregon (State of incorporation)	93-0780536 (IRS Employer Identification No.)
One Airport Center 7700 NE Ambassador Place Portland, OR (Address of principal executive offices)	97220 (Zip Code)

Amended and Restated

2005 Stock Incentive Plan

(Full title of the plan)

William P. Livek

Chief Executive Officer

Rentrak Corporation

One Airport Center

7700 NE Ambassador Place

Portland, OR 97220

Telephone: (503) 284-7581

(Name, address, and telephone number of agent for service)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share, and options and other rights related thereto	1,000,000 shares	(2)	$15,472,283	$864
Preferred Share Purchase Rights	1,000,000 rights	(3)	(3)	(3)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares reserved for issuance under the Amended and Restated 2005 Stock Incentive Plan (the "Plan") as a result of any future stock split, stock dividend, or similar adjustment of the outstanding Common Stock.

(2)	Pursuant to Rule 457(h), the proposed maximum aggregate offering price and the registration fee have been computed based on the sum of:

(a) $2,096,535, which represents the aggregate exercise price of presently outstanding options to purchase 121,750 shares of common stock granted under the Plan;

(b) $1,709,720, which represents the aggregate market price of 112,260 shares of common stock subject to grants of other equity-based awards under the Plan, based on the average of the high and low sales prices, $15.23, reported for the common stock on The Nasdaq Stock Market LLC on November 6, 2009; and

(c) $11,666,028, which represents the fair market value of 765,990 shares of common stock as to which additional awards may be granted under the Plan, also based on the average of the high and low sales prices, $15.23, reported for the common stock on The Nasdaq Stock Market LLC on November 6, 2009.

(3)	Rights are attached to and trade with the common stock of Rentrak Corporation. The value attributable to such Rights, if any, is reflected in the market price of the common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Rentrak Corporation (the "registrant") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)	The registrant's annual report on Form 10-K for the year ended March 31, 2009.

(b)       The registrant's quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2009, and September 30, 2009.

(c)        The registrant's current reports on Form 8-K filed on June 19, 2009, August 26, 2009, and October 2, 2009.

(d)       Description of the registrant's Common Stock contained in a Registration Statement on Form 8-A filed on November 14, 1986, as supplemented by the description set forth in Exhibit 99.1 to the registrant's current report on Form 8-K filed on May 18, 2005.

All documents filed by the registrant subsequent to the date of filing of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold, are incorporated by reference herein and are a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

ORS 60.367(2), a section of the Oregon Business Corporation Act (the "Act"), provides that any director held liable for an unlawful distribution in violation of ORS 60.367 is entitled to contribution from (i) every other director who voted for or assented to the distribution without complying with the applicable statutory standards of conduct and (ii) each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of the Act or the corporation's articles of incorporation.

Article V, Section 2, of the registrant's Restated Articles of Incorporation ("Article V") and Article 10 of the registrant's Restated Bylaws, as amended ("Article 10"), require the registrant to indemnify officers, directors and employees to the fullest extent authorized by the Act. The effect of these provisions is summarized below but the description is qualified in its entirety by reference to the Act, Article V and Article 10.

Indemnification is granted with respect to any action, suit or proceeding (other than an action by or in the right of the corporation) against all expense, liability and loss reasonably incurred (including attorney fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), if the indemnitee's conduct was in good faith, the indemnitee reasonably believed that his or her conduct was in the best interests of the registrant, or at least not opposed to its best interests, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received, unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

In addition, indemnification is granted in respect to any proceeding by or in the right of the registrant against the expenses (including attorney fees) actually and reasonably incurred if the person acted in good faith and a manner reasonably believed to be in, or not opposed to, the best interests of the registrant. No right of indemnity is granted if the person is adjudged liable to the registrant, unless permitted by the court.

Termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the standard of conduct described above. If wholly successful on the merits of a proceeding, a person is entitled to indemnity as a matter of right. Because the limits of indemnity under Oregon law are not clearly defined, Article V and Article 10 may provide indemnity broader than that described above.

Article V and Article 10 provide that the right of indemnification is a contract right and includes the right to be paid by the registrant the expenses incurred in defending a proceeding in advance of its final disposition; provided that, if required by Oregon law, the person seeking advances provides to the registrant an undertaking to repay advanced amounts if it is determined by a final adjudication that the recipient is not entitled to indemnity. Any person claiming indemnity is explicitly authorized to sue the registrant for payment and the registrant will have the burden of proving the claimant failed to meet the standards of conduct making indemnity permissible. If the person claiming indemnity is successful in whole or in part in such a suit (or in a suit brought by the registrant to recover an advancement of expenses), the person claiming indemnity shall also be entitled to be paid the expense of prosecuting (or defending) the suit.

Section 1 of Article V provides for the elimination of personal liability of directors to the registrant or its shareholders for monetary damages for conduct as a director to the full extent permitted by the Act. Under Section 60.047 of the Act, a corporation may not eliminate or limit the liability of a director for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distribution under Section 60.367 of the Act, or (iv) any transaction from which the director derived an improper personal benefit.

Article V and Article 10 provide that the registrant may maintain insurance to protect itself and its directors, officers, employees or agents against any expense, liability or loss whether or not the registrant has the power to indemnify such person against such expense, liability or loss under Oregon law. The registrant currently has liability insurance to indemnify its directors and officers against expense, liability or loss arising from claims by reason of their acts or omissions as officers and directors.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.           Exhibits.

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located at page II-6.

Item 9.	Undertakings.
(a)	The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undertaking of the registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, state of Oregon, as of the 13th day of November, 2009.

RENTRAK CORPORATION (Registrant)
By:	/s/ David I. Chemerow
David I. Chemerow Chief Operating Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 13th day of November, 2009.

Signature		Title
(1)	PRINCIPAL EXECUTIVE OFFICER AND DIRECTOR: *WILLIAM P. LIVEK	Chief Executive Officer and Director

(2)	PRINCIPAL FINANCIAL OFFICER AND PRINCIPAL ACCOUNTING OFFICER: /s/ David I. Chemerow	Chief Operating Officer and Chief Financial Officer
David I. Chemerow
(3)	A Majority of the Board of Directors:
	*PAUL A. ROSENBAUM	Chairman of the Board
	*THOMAS D. ALLEN	Director
	*RICHARD HOCHHAUSER	Director
	*GEORGE H. KUPER	Director
	*BRENT D. ROSENTHAL	Director
	*RALPH R. SHAW	Director

*By	/s/ David I. Chemerow
David I. Chemerow Attorney-In-Fact

INDEX TO EXHIBITS

4.1       Instruments defining the rights of security holders. See Article III of the registrant's Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 to the registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2005, and Articles 2, 3, 5, 7, 9, and 11 of the registrant's Bylaws, as amended, incorporated by reference to Exhibit 3.2 to the registrant's Current Report on Form 8-K filed June 19, 2009.

4.2       Rights Agreement dated as of May 18, 2005, between the registrant and U.S. Stock Transfer Corporation as Rights Agent ("Rights Agreement"), incorporated by reference to Exhibit 4.1 to the registrant's Current Report on Form 8-K filed May 18, 2005.

5	Opinion of Miller Nash LLP as to the legality of the securities being registered.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Miller Nash LLP (included in Exhibit 5).
24	Power of attorney of officers and directors.

Other exhibits listed in Item 601 of Regulation S-K are not applicable.